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                                                                    EXHIBIT 11.2


                 FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)


                                                  Six months ended
                                                    September 30,
                                                 ------------------
                                                   1997       1996
                                                 -------    -------
                                                (In thousands, except
                                                  per share amounts)
Shares issued and outstanding (1)                  13,731    13,292

Shares due to Astron (2)                             447        447

Common stock equivalent                              929        633
     stock options (3)
                                                 -------    -------
                                                  15,107     14,372
                                                 =======    =======

Net income                                       $11,837    $ 9,335
                                                 =======    =======

Earnings per share:                              $  0.78    $  0.65
                                                 =======    =======


(1) Shares issued and outstanding - based on the weighted average method.

(2) Shares due to Astron in June 1998.

(3) Stock options - based on the treasury stock method using average market price for the six month period ending September 30, 1997 and 1996.




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